EXHIBIT 11.1
                                                       (Page 1 of 2)


                      TEREX CORPORATION AND SUBSIDIARIES
                   Computation of Earnings per Common Share
                     In Thousands except per share amounts

                                  Three Months Ended  Nine Months Ended
                                    September 30,       September 30,
                                    1995      1994      1995      1994

PRIMARY:

Income (loss) before
 extraordinary item               (7,786)     1,209  (26,087)       639
   Less: Accretion of
    Preferred Stock               (1,853)   (1,517)   (5,200)   (4,341)

Income (loss) before
 extraordinary item
 applicable to common stock       (9,639)     (308)  (31,287)   (3,702)

Extraordinary gain (loss)
   on retirement of debt              ---     (164)   (7,452)     (397)

Net income applicable to
 common stock                     (9,639)     (472)  (38,739)   (4,099)

Weighted average shares
 outstanding during the
 period (in millions)              10.3      10.3      10.3      10.3

Assumed exercise of warrants
 at ratio determined as of
 September 30, 1994                     0 (a)   0 (a)     0 (a)     0 (a)

Assumed exercise of stock options       0 (a)   0 (a)     0 (a)     0 (a)

Primary shares outstanding
 (in millions)                     10.3      10.3      10.3      10.3


Primary income (loss) per
 common share
   Income (loss) before
    extraordinary item            $(0.93)   $(0.03)   $(3.02)   ($0.36)
   Extraordinary gain (loss)          ---    (0.02)    (0.73)    (0.04)

     Net income (loss)            $(0.93)   $(0.05)   $(3.75)   ($0.40)


    (a) Excluded from the computation because the effect is anti-dilutive.



                                                         EXHIBIT 11.1
                                                        (Page 2 of 2)

                      TEREX CORPORATION AND SUBSIDIARIES
                   Computation of Earnings per Common Share
                     In Thousands except per share amounts

                                  Three Months Ended  Nine Months Ended
                                    September 30,       September 30,
                                    1995      1994      1995      1994

FULLY DILUTED:

Income (loss) before
 extraordinary item               (7,786)     1,209  (26,087)       639


Income (loss) before
 extraordinary item               (7,786)     1,209  (26,087)       639
   Less: Accretion of
    Preferred Stock               (1,853)   (1,517)   (5,200)   (4,341)

Income (loss) before
 extraordinary item applicable
 to common stock                  (9,639)     (308)  (31,287)   (3,702)
Add: Accretion of Preferred
 stock assumed converted at
 beginning of period                    0         0         0         0


Extraordinary gain (loss)
 on retirement of debt                ---     (164)   (7,452)     (397)

Net income (loss) applicable
 to common stock                  (9,639)     (472)  (38,739)   (4,099)

Weighted average shares
 outstanding during the
 period (in millions)              10.3      10.3      10.3      10.3

Assumed exercise of warrants
 at ratio reflecting maximum
 dilution                             0 (a)     0 (a)     0 (a)     0 (a)

Assumed conversion of
 Preferred Stock                      0 (a)     0 (a)     0 (a)     0 (a)

Assumed exercise of stock options     0 (a)     0 (a)     0 (a)     0 (a)

Fully diluted shares
 outstanding (in millions)            10.3      10.3      10.3      10.3

Fully diluted income (loss)
 per common share
   Income (loss) before
    extraordinary item               $(0.93)   ($0.03)   $(3.02)   ($0.36)
   Extraordinary gain (loss)          ---       (0.02)    (0.73)    (0.04)

     Net income (loss)               $(0.93)   $(0.05)   $(3.75)   ($0.40)


    (a) Excluded from the computation because the effect is anti-dilutive.